Exhibit (e)(2)

RECIPROCAL CONFIDENTIALITY AGREEMENT

This Reciprocal Confidentiality Agreement (this “Agreement”) is made effective as of May 10, 2021 (the “Effective Date”), by and between AstraZeneca Pharmaceuticals LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803 (“AstraZeneca”) and CinCor Pharma, Inc, a corporation with offices at 5375 Medpace Way, Cincinnati OH 45227 (the “Company”), (each a “Party”) (collectively, the “Parties”)

The Parties have had discussions, and contemplate further discussions and negotiations, concerning one or more proposed business arrangements involving AstraZeneca or one or more of its Affiliates (as defined below) on the one hand and the Company or one or more of its Affiliates on the other related to exploration of treatment resistant hypertension therapy using the compound referred as CIN-107 (the “Proposed Transaction”). In connection therewith, each Party desires to disclose to the other Party certain confidential and proprietary information for the sole purpose of enabling the receiving Party to evaluate or enter into the Proposed Transaction (the “Purpose”).

Agreement

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions. Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1

“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

1.2	“Agreement” has the meaning set forth in the preamble hereto.

1.3	“AstraZeneca” has the meaning set forth in the preamble hereto.

1.4	“Company” has the meaning set forth in the preamble hereto.

1.5

“Confidential Information” means any and all (a) information or material, including any documents, notes, analyses, studies, financial summaries, samples, drawings, diagrams, designs, flowcharts, databases, models, plans and software (including source and object codes), that at any time on or after the Effective Date has been or is provided or communicated by or on behalf of one Party (such Party in such capacity, the “Disclosing Party”) or any of its Representatives to the other Party (such Party in such capacity, the “Receiving Party”) or any of its Representatives in connection with the Proposed Transaction, including any discussions or negotiations with respect thereto and any data, ideas, concepts or techniques contained therein and (b) any modifications thereof or derivations therefrom, including documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Representatives that contain, incorporate or are derived from the Disclosing Party’s Confidential Information, in each case, to the extent containing any information or material described in clause (a). Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.6	“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.

1.7	“Effective Date” has the meaning set forth in the preamble hereto.

1.8

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.9	“Proposed Transaction” has the meaning set forth in the recitals hereto.

1.10	“Purpose” has the meaning set forth in the recitals hereto.

1.11	“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.

1.12	“Representative” means, with respect to a Party, its Affiliates and its and their respective directors, officers, and employees, agents, contractors, consultants, advisors and representatives.

2.	Obligations of the Receiving Party. Subject to Sections 3 and 4, from the Effective Date and for five years thereafter, the Receiving Party

(a) shall use the Confidential Information of the Disclosing Party solely for the Purpose and shall not use such Confidential Information for any other purpose,

(b) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information, except to its Representatives who reasonably require access to such Confidential Information in connection with the Purpose and who are bound by confidentiality and non-use obligations with respect to such Confidential Information that are no less onerous than those set forth in this Agreement, and

(c) shall not disclose (including by issuing a press release or otherwise making any public statement) to any other Person the fact that Confidential Information has been made available to the Receiving Party, the fact that discussions or negotiations with respect to the Proposed Transaction are taking place between the Parties, or any of the terms, conditions or other facts with respect to such discussions or negotiations (including the status thereof). For purposes of this Agreement, the information described in the foregoing clause (c) shall be deemed to be Confidential Information of each Party.

The Receiving Party shall be jointly and severally liable for any breach by any of its Representatives of the restrictions set forth in this Agreement. The Receiving Party shall notify the Disclosing Party promptly upon the Receiving Party’s discovery of any disclosure or use of Confidential Information of the Disclosing Party by the Receiving Party or any of its Representatives in breach of the terms hereof, and the Receiving Party, at its expense, shall cooperate with the Disclosing Party at the Disclosing Party’s reasonable request to mitigate such breach and prevent any further breach hereof.

3.

Exceptions. The Receiving Party’s obligations under this Agreement shall not extend to any Confidential Information to the extent that the Receiving Party can demonstrate that such Confidential Information (a) is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the Receiving Party or any of its Representatives of the terms hereof, (b) is received from a third party, other than a Representative of, or any other Person that disclosed Confidential Information on behalf of, the Disclosing Party, that is lawfully in possession of such information and is not in violation of any contractual or legal obligation of confidentiality between such third party and the Disclosing Party or any of its Representatives with respect to such information, (c) was already in the possession of the Receiving Party or any of its Affiliates prior to receipt from the Disclosing Party or any of its Representatives as shown in the written records of the Receiving Party or its Affiliates or by other competent evidence, (d) is or was independently developed by the Receiving Party or any of its Affiliates without use or reference to Confidential Information of the Disclosing Party, as shown in the written records of the Receiving Party or its Affiliates or by other competent evidence, or (e) is or was generally made available to third parties by or on behalf of the Disclosing Party, or its Affiliates, without restriction on disclosure. Confidential Information disclosed to the Receiving Party hereunder shall not be deemed to fall within the foregoing exceptions merely because it is embraced by more general information that falls within such exceptions.

4.

Compliance with Law. This Agreement shall not be deemed to restrict either Party or its Representatives from complying with a lawfully issued governmental order or other legal requirement, including by reason of filings with securities regulators, to produce or disclose Confidential Information; provided, however, that the Receiving Party shall, to the extent permitted by law, promptly notify the Disclosing Party upon learning of such requirement, to enable the Disclosing Party to oppose such requirement or obtain a protective order, and the Receiving Party shall, and shall cause any of its Representatives (as applicable) to, reasonably cooperate with the Disclosing Party in objecting to such requirement and in any related proceedings.

5.	Return of Confidential Information.

Upon the Disclosing Party’s written request, the Receiving Party shall (a) at the Receiving Party’s discretion, either destroy or return to the Disclosing Party or its designee any and all tangible embodiments of the Disclosing Party’s Confidential Information described in clause (a) of the definition of Confidential Information (including all copies and reproductions thereof), (b) destroy any and all tangible embodiments of the Disclosing Party’s Confidential Information described in clause (b) of the definition of Confidential Information, and (c) immediately cease, and cause its Representatives to cease, use of the Disclosing Party’s Confidential Information. Notwithstanding the destruction or return of Confidential Information, the Receiving Party will continue to be bound by its obligations under this Agreement.

Notwithstanding the foregoing, (x) the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information for archival purposes and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement, including in connection with legal proceedings and (y) neither the Receiving Party nor any of its Representatives shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party or its Representatives, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

6.

No Representation or Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO CONFIDENTIAL INFORMATION PROVIDED BY OR ON BEHALF OF IT HEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY OF ACCURACY, COMPLETENESS, QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NON-INFRINGEMENT. The Disclosing Party shall not have any liability, direct or indirect, to the Receiving Party for any damages that may arise as a result of the Receiving Party’s use of Confidential Information or any errors therein or omissions therefrom, except to the extent expressly set forth in any definitive agreement with respect to the Proposed Transaction. Nothing in this Section is intended to limit or exclude the Disclosing Party’s liability for fraud.

7.

Ownership of Confidential Information/No License. The Receiving Party agrees that, as between the Parties, the Disclosing Party is and shall remain the exclusive owner of the Confidential Information disclosed by or on behalf of the Disclosing Party and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to the Receiving Party or any of its Representatives is granted or implied under this Agreement.

8.	Miscellaneous.

8.1

No Obligation Regarding Proposed Transaction. Neither Party shall have any obligation to disclose any Confidential Information to the other Party. Either Party may, at any time, cease disclosing Confidential Information to the other Party without any liability. This Agreement is not intended, and shall not be construed, to obligate either Party to enter into any further agreement with the other Party or to refrain from entering into an agreement or negotiation with any third party. Neither this Agreement nor any course of conduct by either AstraZeneca (or any of its Representatives) or Company (or any of its Representatives) before or after the Effective Date, other than the execution and delivery of a definitive agreement with respect to the Proposed Transaction, shall give rise to any obligation on the part of AstraZeneca (or any of its Representatives) or Company (or any of its Representatives) to (a) continue discussions or negotiations related to, or consummate any transaction related to, the Proposed Transaction or (b) execute and deliver a definitive agreement with respect to the Proposed Transaction. Each of AstraZeneca and Company has the right to terminate negotiations relating to the Proposed Transaction at any time prior to the execution of a definitive agreement with respect thereto without any liability to the other Party (or any of its Representatives).

8.2

Governing Law. The interpretation and construction of this Agreement shall be governed by the law of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

8.3

Exclusive Jurisdiction. Subject to Section 8.8, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state and federal courts for the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

8.4

Notice. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if hand delivered or sent by an internationally recognized overnight delivery service, costs prepaid, addressed to the applicable Party at its address first set forth above (or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section), and sent to the attention of [***] (with respect to AstraZeneca), or to Business Development (with respect to the Company). A copy of the communication shall also be emailed to AstraZeneca at [***] or to the Company at [***]. Such notice shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, whichever is the earlier.

8.5	Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

8.6

Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights, or delegate its obligations, under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that each Party without such consent may assign its rights under this Agreement with respect to its own Confidential Information to any of its Affiliates or any successor in interest to all or substantially all of the business to which its Confidential Information relates. Nothing in this Section is intended or shall be construed to permit the assigning Party to publish, make available or otherwise disclose any Confidential Information of the other Party to its assignee or any other Person except as otherwise permitted by this Agreement.

8.7

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement and the terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Receiving Party or any of its Representatives is granted access in connection with the Proposed Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the Receiving Party’s confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information are exclusively governed by this Agreement and may not be reduced or expanded except by a written agreement that is hereafter executed by each Party. Each Party confirms that, with respect to the subject matter of this Agreement, it is not relying on any representations, warranties, or covenants of the other Party except as specifically set out in this Agreement.

8.8

Equitable Relief. A breach by either Party of this Agreement will cause irreparable damage for which the non-breaching Party will not be adequately compensated by monetary damages. In the event of a breach, or threatened breach, of this Agreement, the non-breaching Party shall be entitled to obtain equitable relief from any court of competent jurisdiction, whether preliminary or permanent, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy and without the requirement of having to post bond or other security. Nothing in this Section 8.8 is intended, or shall be construed, to limit the Parties’ rights to any other remedy for a breach of any provision of this Agreement.

8.9

Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties shall use their reasonable best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

8.10

Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

8.11

Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.12

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

[Signatures to follow]

Execution

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ASTRAZENECA PHARMACEUTICALS LP		CinCor Pharma, Inc

By:	/s/ Kumar Srinivasan	By:	/s/ Marc de Garidel
Name: Kumar Srinivasan		Name: Marc de Garidel
Title: Vice President		Title: CEO

Confidential

AMENDMENT NO. 1 TO

RECIPROCAL CONFIDENTIALITY AGREEMENT

This Amendment No. 1 to Reciprocal Confidentiality Agreement (this “Amendment”) is being entered into as of September 27 , 2022, between CinCor Pharma, Inc., a corporation with offices at 230 Third Avenue, 6th floor, Waltham, Massachusetts 02451 (the “Company”), and AstraZeneca Pharmaceuticals LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803 (“AstraZeneca”) , and is hereby incorporated into the Reciprocal Confidentiality Agreement between the Parties, effective as of May 10, 2021 (the “Confidentiality Agreement” )All capitalized terms used but not expressly defined in this Amendment shall have the meanings given to them in the Confidentiality Agreement.

A. The Company and AstraZeneca previously entered into the Confidentiality Agreement to allow for the disclosure by the Parties of certain confidential and proprietary information for the sole purpose of evaluating or entering into one or more potential business arrangements with respect to the mutual exploration of treatment resistant hypertension therapy using the compound referred as CIN-107 (baxdrostat).

B. In order to facilitate the consideration and negotiation of a possible transaction between the Parties, each of the Company and AstraZeneca has either requested or may request access to certain additional Confidential Information regarding the other Party or its Affiliates, and the Company and AstraZeneca now desire to amend the Confidentiality Agreement as set forth herein pursuant to Section 8.5 thereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AstraZeneca hereby agree to amend the Confidentiality Agreement as follows:

Agreement

1. Amendment to Recitals. The second sentence of the recitals to the Confidentiality Agreement shall be amended and restated to read, in its entirety, as follows:

“In connection with a Proposed Transaction, each Party desires to disclose to the other Party certain confidential and proprietary information for the sole purpose of enabling the receiving Party to evaluate or enter into a Proposed Transaction ( the “Purpose”)”

2. Amendments to Definitions.

(a) Section 1.5 of the Confidentiality Agreement is hereby amended to add the following sentence:

“For the avoidance of doubt, any result of an in vitro study conducted by or on behalf of the Company with the Company‘s compound referred to as CIN-107 (baxdrostat) shall be deemed the Company’s Confidential Information.”

1

(b) Section 1.9 of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

““Proposed Transaction” means a possible transaction involving the Company and AstraZeneca or its Affiliates.”

(c) Section 1.12 of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

““Representative” means each Person that is, or during the term of this Agreement may become, (i) a controlled Affiliate of such Party, (ii) an officer, director, managing member, manager, executive or general partner, employee, advisor (including without limitation accountants, attorneys, financial advisors, and consultants), agent or other representative of such Party or of such Party’s controlled Affiliates or (iii) upon prompt prior notice to the other Party, a potential debt financing source to be used by such Party in connection with the Transaction; provided that any debt financing source enters into a confidentiality agreement with the other Party that includes obligations relating to the other Party’s Confidential Information, securities and employees that are at least as restrictive as the obligations in this Agreement. Representatives shall not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by AstraZeneca, any proposed joint buyer in the Proposed Transaction or a debt financing source that is not pre-approved in writing by the Company”

3. Exceptions. Section 3 of the Confidentiality Agreement is hereby amended by the insertion of the following paragraph immediately following the paragraph under Section 3 in the Confidentiality Agreement.

If the Receiving Party or any of its Representatives is required by law or required or requested by any applicable governmental authority (including in any legal proceeding) to disclose any of the Disclosing Party’s Confidential Information to any Person, then, to the extent permitted and practicable, the Receiving Party will promptly provide the Disclosing Party with written notice of such required or requested disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party and its Representatives will cooperate fully with the Disclosing Party and the Disclosing Party’s Representatives (at the Disclosing Party’s sole cost and expense) in any attempt by the Disclosing Party to obtain any such protective order or other remedy. If the Disclosing Party elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any such requirement or request that the Receiving Party or any of its Representatives, as applicable, disclose Confidential Information of the Disclosing Party, and if the Receiving Party obtains advice of legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Receiving Party or any of such Representatives, as applicable, may disclose such Confidential Information; provided, however, that the Receiving Party and its Representatives will use their reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

2

4. No Representations or Warranty. Section 6 of the Confidentiality Agreement is hereby deleted and restated in its entirety as follows:

“6. No Representations or Warranty. Neither the Disclosing Party nor any of the Disclosing Party’s Representatives will be under any obligation to supplement or update any Confidential Information of the Disclosing Party previously furnished. Neither the Disclosing Party nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Disclosing Party’s Confidential Information, and, except as set forth in any final definitive written agreement that provides for the consummation of a Proposed Transaction, neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or to any of the Receiving Party’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Disclosing Party’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Proposed Transaction between the Parties and is validly executed on behalf of the Parties will have legal effect.”

5. Standstill Provision. The following Section 9 is hereby added to the Confidentiality Agreement:

“9. Standstill Provision. During the twelve-month period commencing on the date of this Agreement (the “Standstill Period”), neither AstraZeneca nor any of AstraZeneca’s controlled affiliates will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any subsidiary or other controlled affiliate of the Company, (ii) any acquisition of more than 5% of the assets of the Company and its subsidiaries and other controlled affiliates, on a consolidated basis, except in the ordinary course of business, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled affiliate of the Company or involving any securities of the Company or any subsidiary or other controlled affiliate of the Company or more than 5% of the assets of the Company and its subsidiaries and other controlled affiliates, on a consolidated basis, or (iv) any “solicitation” of “proxies” ( as those terms are used in the proxy rules of the Securities and Exchange Commission (“SEC”)) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”)) with respect to the beneficial ownership of any securities of the Company or any subsidiary of the Company;

3

(c) act, alone or in concert with others, to seek control (as defined under Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules promulgated thereunder) of the management, board of directors or policies of the Company;

(d) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this Section 9;

(e) agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this Section 9;

(f) knowingly assist, induce or encourage any other Person to take any action of the type referred to in clause”(a)”,”(b)”, “(c)” or “(d)” or of this Section 9;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose (either directly or indirectly) that the Company or any of the company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 9 (including this sub-paragraph).

Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to prohibit (x) AstraZeneca from confidentially communicating to the Company’s board of directors or chief executive officer or external financial advisors any non-public proposals regarding a possible transaction of any kind (including, without limitation, submitting confidential proposals to acquire the Company) in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law or listing standards of any securities exchange applicable to the Company or its Representatives or to AstraZeneca or its Representatives, (y) AstraZeneca or any of its controlled affiliates, in the ordinary course of business, making any proposal or offer or entering into any mutually agreed commercial transaction with respect to, or otherwise consummating, any mutually agreed commercial transaction with, the Company or any of its subsidiaries or other controlled affiliates or (z) any acquisition by AstraZeneca or any of its controlled affiliates of a company or business unit thereof that “beneficially owns” (as such term is used in Rule 13d-3 of the Exchange Act) any securities of the Company or any of its subsidiaries so long as the purchase of such securities was not made on behalf of AstraZeneca or any of its controlled affiliates. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Notwithstanding the foregoing provisions of this Section 9, if, at any time during the Standstill Period: (i) the Company (or its board of directors) approves and enters into a definitive agreement for a Major Transaction with a third party that is not a controlled affiliate of AstraZeneca (an “Unaffiliated Third Party"); or (ii) if any Unaffiliated Third Party makes a tender or exchange offer for securities of the Company which, if effected, would result in a

4

Major Transaction, and the Company’s board of directors either recommends such offer or fails to recommend that the company’s stockholders reject such offer within ten business days from the date of commencement of such offer, then this Section 9 shall terminate in its entirety and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof; provided, however, that no other provision of this Agreement will be interpreted to prevent AstraZeneca or any of its controlled affiliates from using the company’s Confidential Information to formulate a proposal for a Proposed Transaction that would constitute a Major Transaction or to prevent either Party from publicly disclosing the history of negotiations between the parties for a Proposed Transaction to the extent necessary to comply with federal securities law disclosure obligations. For these purposes, a “Major Transaction” shall mean a transaction in which: (x) a person or “group”(within the meaning of section13(d) of the Exchange Act) acquires, directly or indirectly, securities representing more than 50% of the voting power of the Company or more than 50% of the consolidated assets of the Company and its subsidiaries (taken as a whole) as reflected on its most recent balance sheet, or (y) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction owns less than 50% of the voting power of securities of the resulting entity. Any breach of, noncompliance with, the provisions of this Section 9 applicable to the Affiliates of AstraZeneca shall be deemed a breach or noncompliance by AstraZeneca.

6. Trading in Securities. The following Section 10 is hereby added to the Confidentiality Agreement:

“10. Trading in Securities. The Receiving Party acknowledges and agrees that it is aware (and that the Receiving party’s Representatives are aware or will be advised by the Receiving Party) that Confidential Information being furnished by the Disclosing Party may contain material, non-public information regarding the Disclosing Party and that the United States federal or state securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Disclosing Party on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.”

7. Joint Defense Doctrine. The following Section 11 is hereby added to the Confidentiality Agreement:

“11. Joint Defense Doctrine. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties ‘mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product

5

doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.”

8.	Miscellaneous.

(a) This Amendment, together with the Confidentiality Agreement, constitutes the entire agreement of the Parties and supersedes all prior agreements, communications and understandings, whether oral or in writing between the Parties with respect to the subject. Except as expressly set forth in this Amendment, the terms and conditions of the Confidentiality Agreement shall remain unchanged and in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Amendment by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via email shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Amendment, each Party hereby waives any right to raise any defense or waiver based upon execution of this Amendment by means of such electronic signatures or maintenance of the executed agreement electronically.

*         *         *         *         *

6

The Parties have caused this Amendment to be executed as of the date first set forth above.

CINCOR PHARMA, INC.		ASTRAZENECA PHARMACEUTICALS LP

By:	/s/ Marc de Garidel	By:	/s/ Richard Kenny
Name:	Marc de Garidel	Name:	Richard Kenny
Title:	Chief Executive Officer	Title:	Assistant Secretary

[Signature Page - Amendment No. 1 to Reciprocal Confidentiality Agreement]